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                                                                     EXHIBIT 8.1


                                 March 7, 1997


Centura Software Corporation
1060 Marsh Road
Menlo Park, CA 94025

Ladies and Gentlemen:

    This opinion is being delivered to you pursuant to Section 6.1(h) of the Agreement and Plan of Reorganization (the "Agreement") among Centura Software Corporation, a California corporation ("Centura"), its wholly owned subsidiary, IS Acquisition Corporation, a Delaware corporation ("Sub"), InfoSpinner, Inc., a Delaware corporation ("InfoSpinner"), dated as of January 6, 1997. Pursuant to the Agreement and the related Agreement of Merger (collectively, the "Merger Agreements"), Sub will merge with and into InfoSpinner (the "Merger"), and InfoSpinner will become a wholly owned subsidiary of Centura.

    Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to Centura and Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

        1.  The Merger Agreements (including Exhibits);


        2. Representations made (or to be made prior to the Effective Time) to us by Centura and Sub in a letter reproduced as Exhibit A hereto;



        3. Representations made (or to be made prior to the Effective Time) to us by InfoSpinner in a letter reproduced as Exhibit B hereto;



        4. Representations made (or to be made prior to the Effective Time) to us by certain stockholders of InfoSpinner in the Affiliates Agreements and the Continuity of Interest Certificates;


        5. An opinion of counsel, received by InfoSpinner from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP identical in form and substance to this opinion (the "GDSVF&H Tax Opinion");

        6.  The Centura Information Statement relating to the Merger; and

        7. Such other instruments and documents related to the formation, organization and operation of Centura, InfoSpinner and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

    In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

        A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;
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        B.  Any representation or statement made "to the best knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

        C. The Merger will be consummated pursuant to the Merger Agreements and will be effective under the laws of the states of Delaware and California;

        D. The stockholders of InfoSpinner do not, and will not on or before the Effective Time, have an existing plan or intent to dispose of an amount of Centura Common Stock to be received in the Merger (or to dispose of InfoSpinner capital stock in anticipation of the Merger) such that the stockholders of InfoSpinner will not receive and retain a meaningful continuing equity ownership in Centura that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg. Section1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

        E. After the Merger, InfoSpinner will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic business assets in a business;

        F. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of InfoSpinner stockholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to InfoSpinner stockholders in exchange for their shares of InfoSpinner capital stock;

        G. No InfoSpinner stockholder guaranteed any InfoSpinner indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of InfoSpinner, Centura or Sub has or will represent equity for tax purposes; (ii) no outstanding equity of InfoSpinner, Centura or Sub has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire InfoSpinner capital stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code; and


        H. The GDSVF&H Tax Opinion has been delivered and will not be withdrawn prior to the consummation of the Merger.


    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

    1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

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    2.  This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, but without limitation, we express no opinion regarding, (i) whether and the extent to which any InfoSpinner stockholder who has provided or will provide services to InfoSpinner, Centura or Sub will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Centura Common Stock received by any such stockholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder;
(iv) the corporate level tax consequences of the Merger to Centura, Sub or InfoSpinner, including without limitation the recognition of any gain and the survival and/ or availability, after the Merger, of any of the federal income tax attributes or elections of InfoSpinner, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in InfoSpinner acquired by Centura in the Merger; (vi) the tax consequences of any transaction in which InfoSpinner capital stock or a right to acquire InfoSpinner capital stock was received; (vii) the tax consequences to any InfoSpinner stockholder or to InfoSpinner, Centura or Sub of a forfeiture to Centura of all or any part of the Escrow Shares; and (viii) the tax consequences of the Merger (including the opinion set forth above) as applied to stockholders of InfoSpinner and/or holders of options or warrants for InfoSpinner capital stock or that may be relevant to particular classes of InfoSpinner stockholders and/or holders of options or warrants for InfoSpinner capital stock such as dealers in securities, corporate stockholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.


    3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. In addition, in the event that executed copies of the letters and agreements referred to in 2, 3 or 4 of the third paragraph of this letter are not furnished to us at or prior to the Effective Time, this opinion shall be void and of no further effect, and may not be relied upon.



    4. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 6.1(h) of the Agreement and is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent, except that we hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration Statement to be filed with the Securities and Exchange Commission with respect to the securities described herein and to the references to this form in the section entitled "Certain Federal Income Tax Consequences of the Merger" thereof. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the registration statement under the provisions of the Securities Act of 1933.


                                          Very truly yours,


                                          /S/ VENTURE LAW GROUP


                                          VENTURE LAW GROUP,
                                          A PROFESSIONAL CORPORATION

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